As filed with the Securities and Exchange Commission on September 23, 2013
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Skyworks Solutions, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-2302115
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
20 Sylvan Road, Woburn, Massachusetts	01801
(Address of Principal Executive Offices)	(Zip Code)
Amended and Restated 2005 Long-Term Incentive Plan, as amended
(Full Title of the Plan)
Mark V. B. Tremallo
Vice President, General Counsel and Secretary
Skyworks Solutions, Inc.
20 Sylvan Road
Woburn, Massachusetts 01801
(Name and Address of Agent For Service)

(781) 376-3000
(Telephone Number, Including Area Code, of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b of the Exchange Act.

Large Accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.25 par value per share	4,138,366 shares (2)	$25.44(3)	$105,280,032(3)	$14,361

(1)    In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)    The Amended and Restated 2005 Long-Term Incentive Plan, as amended (the “2005 LTIP”), of Skyworks Solutions, Inc. (the “Registrant”) authorizes the issuance of not more than 55,888,366 shares of the Registrant's common stock, par value $0.25 per share (the “Common Stock”), which number consists of (a) 52,550,000 shares of Common Stock reserved for issuance under the 2005 LTIP, (b) 846,714 shares of Common Stock reserved for issuance under the Registrant's 1999 Employee Long-Term Incentive Plan (the “1999 LTIP”) that were available for grant under the 1999 LTIP as of April 26, 2009, and that have become issuable under the 2005 LTIP, (c) 538,677 shares of Common Stock that have become issuable under the 2005 LTIP as a result of awards granted under the 1999 LTIP that have expired or been terminated, surrendered or canceled between April 26, 2009, and June 15, 2013, and (d) up to an additional 1,952,975 shares of Common Stock that may become issuable under the 2005 LTIP as a result of awards granted under the 1999 LTIP that remain outstanding as of June 15, 2013, and that thereafter expire or are terminated, surrendered or canceled. Of the shares of Common Stock authorized for issuance under the 2005 LTIP, 51,750,000 have been previously registered and 4,138,366 are being registered hereunder.
(3)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq Global Select Market on September 16, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Registration of Additional Securities
On May 7, 2013, the stockholders of Skyworks Solutions, Inc. (the “Registrant”) approved an amendment to the Registrant's Amended and Restated 2005 Long-Term Incentive Plan, as amended (the “2005 LTIP”), which, among other things, increased by 10,800,000 shares the number of authorized shares of the Registrant's common stock, $0.25 par value per share (the “Common Stock”), issuable under the 2005 LTIP. As amended, the 2005 LTIP authorizes the issuance of not more than 55,888,366 shares of the Registrant's Common Stock, which number consists of (a) 52,550,000 shares of Common Stock reserved for issuance under the 2005 LTIP, (b) 846,714 shares of Common Stock reserved for issuance under the Registrant's 1999 Employee Long-Term Incentive Plan (the “1999 LTIP”) that were available for grant under the 1999 LTIP as of April 26, 2009, and that have become issuable under the 2005 LTIP, (c) 538,677 shares of Common Stock that have become issuable under the 2005 LTIP as a result of awards granted under the 1999 LTIP that have expired or been terminated, surrendered or canceled between April 26, 2009, and June 15, 2013, and (d) up to an additional 1,952,975 shares of Common Stock that may become issuable under the 2005 LTIP as a result of awards granted under the 1999 LTIP that remain outstanding as of June 15, 2013, and that thereafter expire or are terminated, surrendered or canceled.
The Registrant previously registered an aggregate of 51,750,000 shares of Common Stock on registration statements on Form S-8, File No. 333-176282, File No. 333-131628, File No. 333-134375 and File No. 333-162960 (the “Prior Registration Statements”). This registration statement on Form S-8 is being filed to register an additional 4,138,366 shares of Common Stock issuable under the 2005 LTIP. Pursuant to General Instruction E to Form S-8, except as otherwise set forth below, the contents of the Prior Registration Statements are incorporated by reference herein to the extent not modified or superseded thereby or by any subsequently filed document that is incorporated by reference herein or therein.
Item 6. Indemnification of Directors and Officers.
Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant has included such a provision in Article Seventh of its Restated Certificate of Incorporation.
Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.
Article III, Section 14 of the Registrant's Second Amended and Restated By-laws provides that a director or officer of the Registrant:
•shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in any action, suit or proceeding (other than an action by or in right of the Registrant) brought against such person by virtue of his or her position as a director or officer of the Registrant if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; and

•shall be indemnified by the Registrant against all expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any action or suit by or in right of the Registrant brought against such person by virtue of his or her position as a director or officer of the Registrant if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, other than with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

In addition, to the extent that a director or officer has been successful, on the merits or otherwise, in defense of any action, suit or proceeding such person is required to be indemnified by the Registrant against expenses (including attorneys' fees) actually and reasonably incurred. Expenses will be advanced to a director or officer at such person's request, provided that he or she undertakes to repay the amount received if it is ultimately determined that he or she is not entitled to indemnification for such expenses.
The Registrant has purchased directors' and officers' liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.
Item 8. Exhibits.
The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woburn, in the Commonwealth of Massachusetts, on this 23rd day of September, 2013.
SKYWORKS SOLUTIONS, INC.

By:     /s/ David J. Aldrich
David J. Aldrich
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
We, the undersigned officers and directors of Skyworks Solutions, Inc., hereby severally constitute and appoint David J. Aldrich and Donald W. Palette, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all things in our names and on our behalf in such capacities to enable Skyworks Solutions, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any one of them, to said registration statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date
/s/ David J. Aldrich	President, Chief Executive Officer	September 23, 2013
David J. Aldrich	(Principal executive officer)
/s/ Donald W. Palette	Vice President and Chief Financial Officer	September 23, 2013
Donald W. Palette	(Principal financial and accounting officer)
/s/ David J. McLachlan	Chairman of the Board	September 23, 2013
David J. McLachlan
/s/ Kevin L. Beebe	Director	September 23, 2013
Kevin L. Beebe
/s/ Timothy R. Furey	Director	September 23, 2013
Timothy R. Furey
/s/ Balakrishnan S. Iyer	Director	September 23, 2013
Balakrishnan S. Iyer
/s/ David P. McGlade	Director	September 23, 2013
David P. McGlade
/s/ Robert A. Schriesheim	Director	September 23, 2013
Robert A. Schriesheim

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1(1)	Restated Certificate of Incorporation of the Registrant, as Amended
4.2(1)	Second Amended and Restated By-laws of the Registrant, as Amended
5.1	Opinion of Mark V. B. Tremallo, Esq.
23.1	Consent of KPMG LLP
23.2	Consent of Mark V. B. Tremallo, Esq. (included in Exhibit 5.1)
24.1	Power of Attorney (included as part of the signature page of this Registration Statement)
99.1(2)	Skyworks Solutions, Inc. Amended and Restated 2005 Long-Term Incentive Plan, as Amended
____________

(1)
Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 1, 2011 (File No. 001-05560) filed with the Securities and Exchange Commission on August 9, 2011.

(2)	Incorporated by reference from the Registrant's Current Report on Form 8-K (File No. 001-05560) filed with the Securities and Exchange Commission on May 13, 2013.